EXHIBIT 99.1

DHI Group, Inc. Acknowledges Receipt of Shareholder Letter

NEW YORK, New York, August 23, 2018 - DHI Group, Inc. (NYSE: DHX) (“DHI” or the “Company”), its Board of Directors (the “Board”) and its executive management team (“Management”) acknowledge their receipt of the letter filed as an attachment to Form 13D filed on August 23, 2018 by TCS Capital Management (“TCS”).  The Board and Management, consistent with their fiduciary duties, plan to fully explore and respond to TCS’ new proposal.  The Board and Management are committed to acting in the best interests of the Company and its shareholders, and will continue to explore any opportunity to enhance shareholder value.

In its review and discussions with TCS, the Company is being advised by Paul, Weiss, Rifkind, Wharton & Garrison LLP, Evercore and Arbor Advisory Group.

Investor Contact
Arbor Advisory Group
212-448-4181
ir@dhigroupinc.com

Media Contact
Rachel Ceccarelli
Director of Corporate Communications
212-448-8288
media@dhigroupinc.com

About DHI Group, Inc.
DHI Group, Inc. (NYSE:DHX) is a leading provider of data, insights and employment connections through our specialized services for technology professionals and other select online communities. Our mission is to empower tech professionals and organizations to compete and win through expert insights and relevant employment connections. Employers and recruiters use our websites and services to source, hire and connect with the most qualified and highly-skilled tech professionals, while professionals use our websites and services to find ideal employment opportunities, relevant job advice and tailored career-related data. For over 25 years, we have built our Company on providing employers and professionals with career connections, news, tools and information. Today, we serve multiple markets located throughout North America, Europe, the Middle East and the Asia Pacific region.